Manchester, Inc. to Acquire Value Systems, Inc. and MVP Finance, Inc.

DALLAS, Sept. 19 /PRNewswire-FirstCall/ -- Manchester, Inc. (OTC Bulletin Board: MNCS.OB) announced today the execution of a Letter of Intent with Southern Indiana area based Buy-Here/Pay-Here used car dealers, Chris Hadley, James Hadley and other shareholders to acquire Value Systems, Inc. and MVP Finance, Inc.. The Hadley family has been active in the automotive industry for over 30 years and Chris Hadley has been in the Buy- Here/Pay-Here business as President and CEO of Value Systems, Inc. and MVP Finance, Inc. for over 13 years. The consummation of the acquisition is subject to (i) final due diligence by Manchester, (ii) execution of a definitive purchase agreement and (iii) approval of Manchester's credit provider.

The companies being acquired operate three dealerships in Florence, Kentucky, Madison, Indiana and Nashville, Tennessee. These companies generate over $20 million annually in sales and have a notes receivable portfolio in excess of $23 million. Chris Hadley and his management team will continue to supervise the dealerships' day-to-day operations following the acquisition.

'Value Systems, Inc. and MVP Finance, Inc. are recognized as one of the best managed operations in the industry and present a great opportunity for us to acquire an already successful business and a highly qualified management team. Their experience will further strengthen what is becoming an ever impressive management team at Manchester,' said Rick Stanley, Manchester's Chief Executive Officer.

Chris Hadley was raised in the automotive industry. He graduated from the University of Cincinnati, and as President and CEO of Value Systems, Inc. and MVP Finance, Inc., has been responsible for company direction, operations and results. Jim Hadley has been in the automotive industry for over 30 years and as dealer principal of various new car franchises. They have been in the Buy- Here/Pay-Here industry since 1995. They approached Manchester because of the opportunities that they saw for continued growth within Manchester and their organization.

Stanley added, 'This acquisition coupled with the Discovery acquisition announced Monday will increase Manchester's loan portfolio by almost 80%. In addition to increasing pro forma assets, revenues and profits, Chris Hadley's organization reduced static pool loss rates from 35% to 22% upon refocusing their dealerships from more rural areas to metro area locations. Revenues in 2006 increased over 2005 by $5 million or more than 30%. They have been cited as a model of how to grow a successful organization. In fiscal year 2006, the combined return on equity of Value Systems, Inc. and MVP Finance, Inc. was 41.41%.

'Chris Hadley has held a number of leadership positions in dealer organizations. The quality of management represented by Chris Hadley is generally only found in independently owned operations. He and his team will be a great addition to Manchester.'

About Manchester, Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months.

On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (September 19, 2007 - 8:00 AM EST)

News by QuoteMedia
www.quotemedia.com